Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:

L-1 Identity Solutions	Safran Press

Doni Fordyce	Catherine MALEK
+1 203-504-1109	+33 (0)1 40 60 80 28
dfordyce@L1ID.com	catherine.malek@safran.fr

Safran Investor Relations
Pascal BANTEGNIE
+33(0)1 40 60 80 45
pascal.bantegnie@safran.fr

Antoine-Pierre de Grammont
+33 (0)1 40 60 80 47
antoine-pierre.degrammont@safran.fr
L-1 Identity Solutions and Safran Receive Approval
for the Pending Merger Transaction from the
Committee on Foreign Investment in the United States (CFIUS)
Merger Expected to Close within Five Business Days
STAMFORD, CT. and PARIS, France — July 19, 2011 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, and Safran (NYSE Euronext Paris: SAF) today announced that in connection with the pending acquisition of L-1 by Safran, the parties have reached a final agreement on the terms of a definitive mitigation agreement with the United States government. L-1 and Safran were notified by CFIUS on July 19, 2011 that the investigation of the merger transaction is complete and that there are no unresolved national security concerns with respect to the transaction. With CFIUS approval for the merger, and having satisfied all other conditions required prior to closing, the parties intend to complete the merger transaction within the next five business days.
“A little over five years ago we began L-1 with a vision and goal of becoming a leading identity solutions company; a company that would play a key role in securing individual identities, providing technologies to protect citizens and aiding in the fight against terrorism,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “I am proud to say that with the dedication and hard work of our management team and our employees, we accomplished our goal. The combination of L-1 and Safran Morpho with our complementary technologies, markets and promising synergies will result in the leading worldwide-wide provider of identity solutions today and into the future.”
Safran will hold a conference call for analysts/investors the day the transaction is closed.

About L-1 Identity Solutions
L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions and Enrollment services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.
About Safran
Safran is a leading international high-technology group with three core businesses: Aerospace (propulsion and equipment), Defence and Security. Operating worldwide, the Safran group has more than 54,000 employees and generated sales of 10.8 billion euros in 2010. Working alone or in partnership, Safran holds world or European leadership positions in its core markets. The Group invests heavily in Research & Development to meet the requirements of changing markets, including expenditures of 1.2 billion euros in 2010. Safran is listed on NYSE Euronext Paris and its share is part of the CAC Large 60 index. For more information, www.safran-group.com
L-1 Forward Looking Statements
This communication contains forward-looking statements by L-1 Identity Solutions that involve risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect L-1’s current views based on management’s beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of customer funding for L-1 products and solutions, general economic and political conditions, the timing of consummating the previously announced proposed merger with Safran, the risk that actions or deliverables that, by their nature, are to be taken or delivered at the closing of such transaction may not be taken, delivered or waived, and additional risks and uncertainties described in the Securities and Exchange Commission filings of L-1, including its Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the three months ended March 31, 2011. L-1 expressly disclaims any intention or obligation to update any forward-looking statements.
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